                                                    EXHIBIT 10.12


                                 CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement") is entered into as of this 19th day of September, 1996, by and between SCIENTIFIC LEARNING PRINCIPLES CORPORATION, a California corporation (the "Company"), and PAULA A. TALLAL, PH.D. (the "Consultant") to memorialize certain arrangements previously made between the parties and to record their understanding of their business arrangements.

                                       RECITALS

     WHEREAS, the Company proposes to develop products based on new technology relating to language learning impairments;

     WHEREAS, Consultant is a leading scientist in the forefront of developing technology to assess and treat language learning impairment; and

     WHEREAS, the Company and the Consultant desire to enter into a consulting arrangement whereby the Company shall benefit from the Consultant's unique knowledge and experience;

     NOW, THEREFORE, in consideration of the mutual undertakings set forth herein, the parties hereby agree as follows.

                                      AGREEMENT

     1. SCOPE. The purpose of this Agreement is to provide for the performance by the Consultant of research, investigation and consultation on behalf of the Company to advance and enable the Company to commercially exploit research related to the inventions described in Pending U.S. Patent Application Serial No. 08/351,803 entitled "Method and Device for Enhancing the Recognition of Speech Among Speech Impaired Individuals," filed December 8, 1994 by Drs. Merzenich, Jenkins, Schreiner, Tallal and Miller and assigned to the Regents of the University of California and Rutgers-the State University of New Jersey (the "Patent"), as well as other areas as shall from time to time be mutually agreed upon by the parties hereto ("Field of Activity"). The Consultant's specific consulting assignments within the Field of Activity and such other general consulting services as the Company may reasonably request ("Consulting Activities") shall be determined from time to time by the Chief Executive Officer of the Company or by any other officer empowered by the Company's Board of Directors to determine the Consultant's assignments.

     2. TERM. This Agreement shall be deemed effective as of January 31, 1996 (the "Effective Date") and shall terminate on December 31, 2001, unless earlier terminated pursuant to Section 19, below, or unless extended by mutual written consent of the parties hereto.

     3.   TIME COMMITMENT.

          (a) The parties acknowledge that during the period from the Effective Date through May 31, 1996 the Consultant devoted twenty percent (20%) of the Consultant's professional time available under Consultant's employment arrangements with Rutgers-the State University of New Jersey ("Rutgers") to Consulting Activities.

          (b) The parties acknowledge that during the period from June 1, 1996 through August 31, 1996, the Consultant devoted one hundred percent (100%) of the Consultant's professional time to Consulting Activities.

          (c) During the period from September 1, 1996 through December 31, 1996, the Consultant agrees to devote an aggregate of one (1) day per week of the Consultant's total professional time available under Consultant's employment arrangements with Rutgers-the State University of New Jersey ("Rutgers") to Consulting Activities.

          (d) The Consultant has advised the Company that the Consultant has requested and received permission from Rutgers for an off campus sabbatical for a period of one year commencing January 1, 1997. For the period from January 1, 1997 through December 31, 1997, the Consultant agrees to devote an aggregate of 100 percent of the Consultant's total professional time available under Consultant's sabbatical leave, other than time engaged in Permitted Sabbatical Activities (defined below), to Consulting Activities. "Permitted Sabbatical Activities" means administrative activities, student advising activities, scientific writing, grant supervision activities (for grants outside the Field of Activity) at Rutgers, and lecturing activities, all of which activities shall not exceed, on average, five (5) days per month.

          (e) For the period commencing January 1, 1998 through September 30, 2001, the Consultant agrees to devote an aggregate of up to one day per week on Consulting Activities. On or prior to July 1, 1997, the Company shall notify the Consultant as to the amount of professional time the Company requires the Consultant to reserve for Consulting Activities for the period from March 26, 1998 through December 31, 1998. On or prior to each successive July first, the Company shall notify the Consultant as to the amount of professional time the Company requires the Consultant to reserve for Consulting Activities for the next calendar year during the term of this Agreement. The Company shall notify the Consultant that it requires (a) one day per week of the Consultant's professional time, in which case the Consultant shall reserve an average of one day per week for Consulting Activities on behalf of the Company, (b) one-half day per week of the Consultant's professional time, in which case the Consultant shall reserve an average of one-half day per week for Consulting Activities on behalf of the Company, or (c) less than one-half day per week of the Consultant's professional time, in which case the Consultant shall reserve time at the Consultant's own discretion. Any such notice may be hereinafter referred to as "Anticipated Request."

          (f) When Consultant is engaged in less than full-time work on behalf of the Company, as described in paragraphs 3(a), (c) and (e), the parties acknowledge that requests for the Consultant to engage in Consulting Activities shall be of sufficient flexibility as to allow for reasonable accommodation of the Consultant's personal and professional schedules.

     4.   COMPENSATION.

          (a) The parties acknowledge that for the period from the Effective Date through May 31, 1996, the Consultant shall receive no compensation from the Company.

          (b) The parties acknowledge that for the period from June 1, 1996 through August 31, 1996, the Consultant received $44,629 as compensation from the Company.

          (c) For the period from September 1, 1996 through December 31, 1996, the Consultant shall be paid $500 per day worked at the request of the Company and shall work one (1) day per week for the Company.

          (d) For the period commencing January 1, 1997 through December 31, 1997, during the Consultant's off campus sabbatical leave from Rutgers, pursuant to Rutgers policy the Consultant shall be paid eighty percent (80%) salary by Rutgers and an additional $2,976 per month by the Company; provided, however, that for the period from June 1, 1997 through August 31, 1997 the Company shall pay the Consultant $44,629 in lieu of the monthly fee.

          (e) Pursuant to paragraph 3(e) above, the Company shall notify the Consultant of the level of services requested for the subsequent calendar years of this Agreement no later than the preceding July first. The Consultant's compensation shall be set based upon the level of the Anticipated Requests and the Company shall pay the Consultant consulting fees as follows: (a) if Anticipated Requests for the period is twenty percent (20%) of the Consultant's total professional time, then the Company agrees to pay the Consultant an amount per year equal to the product of fifty-two (52) multiplied by the "Daily Rate" (as defined below); (b) if Anticipated Requests for the period is ten percent (10%) of the Consultant's total professional time, then the Company agrees to pay the Consultant the greater of (i) an amount per year equal to the product of twenty-six (26) multiplied by the Daily Rate or (ii) an amount equal to the product of the Daily Rate multiplied by the number of days worked at the request of the Company; and (c) if the Anticipated Request is less than one-half day per week of the Consultant's total professional time, then the Company agrees to pay the Consultant an amount equal to the Daily Rate multiplied by the number of days worked at the request of the Company. For purposes of the calculations described in the preceding sentence, the "Daily Rate" shall be as follows:

               DAILY RATE          COMMENCING     ENDING
               $500                1/1/98         12/31/98
               $550                1/1/99         12/31/99
               $600                1/1/00         12/31/00
               $650                1/1/01         12/31/01

          (f) Within thirty days following the end of any fiscal quarter in which the Company reports net income exceeding $1,000,000, and the Company is paying the Consultant based on the Daily Rate, the Company shall pay to the Consultant an additional amount equal to fifty percent of the amount paid to the Consultant during such quarter pursuant to paragraph 4(e).

          (g) The Consultant acknowledges that a portion of such consulting fees may be withheld by the Company and paid to taxing authorities, if and to the extent that the Company determines it is obligated to do so under applicable tax laws. Compensation shall be paid within 30 days of the rendering of services, and may be prorated by the Company to coincide with the Company's regular pay days.

     5. REIMBURSEMENTS. The Company agrees that it will reimburse Rutgers for the compensation and benefit expenses incurred by Rutgers during the Consultant's off campus sabbatical in the event that the Consultant does not return to active employment at Rutgers and Rutgers seeks reimbursement of such amounts under applicable Rutgers policy. It is agreed that the Company's reimbursement obligation shall not exceed $200,000.

     6. FRINGE BENEFITS. To the extent the Consultant is not eligible for similar or superior benefits through the Consultant's relationship with Rutgers, the Company agrees to provide the Consultant with at least the same non-wage employment benefits as the Company routinely offers to its full-time employees.

     7. EXPENSES. The Consultant shall be entitled to reimbursement by the Company for all reasonable expenses the Consultant incurs in the conduct of activities requested by the Company related to the Field of Activity.

     8. RIGHTS OF FIRST REFUSAL. The Consultant agrees that prior to making any requests to third parties for grants or sponsored research to support work within the Field of Activity, the Consultant will present the Consultant's proposed project to the Company and offer the Company the opportunity to support such work in exchange for rights in resulting patents. If the Company declines such opportunity, the Consultant may obtain support from other parties for such work.

     9. EXTERNAL CONSULTING. Notwithstanding any other provision of this Agreement, prior to entering into a consulting arrangement with any other entity (other than those existing commitments set forth on Appendix I ("External Consulting Activities"), the Consultant agrees to notify the Company as to the identity of such entity and the amount of the Consultant's professional time proposed to be devoted to such External Consulting Activities. The Consultant further agrees not to engage in External Consulting Activities if the Company promptly notifies the Consultant that such proposed activities are with an entity the Company deems to be a competitor with the Company or are activities which the Company reasonably believes will conflict with the Company's business objectives. During any period in which the Consultant's time commitment to the Company pursuant to Section 3 above is one day or more per week, the Consultant agrees not to engage in any External Consulting Activities, without the prior approval of the Company (not to be unreasonably withheld).

     10. CONSENTS. The Consultant agrees to obtain all consents and approvals from Rutgers necessary to undertake and carry out the Consultant's obligations under this Agreement. The parties acknowledge that this Agreement is intended to comply with the policies of such institution in effect on the date hereof.

     11. PERFORMANCE OF OBLIGATIONS. The Consultant represents and warrants that the Consultant will perform the Consulting Activities obligations under this Agreement (a) solely on the Consultant's own time, (b) solely with supplies and equipment provided by the Company, as set forth in Section 14 below, and
(c) at such locations, excluding in all cases the campuses of Rutgers (unless Company sponsored research is approved for conduct at Rutgers), as the Company and the Consultant may mutually agree.

     12. NO CONFLICTS. The Consultant represents and warrants that the Consultant's performance of this Agreement does not conflict with any written or oral agreement the Consultant has entered.

     13. REPORTS. The Consultant shall keep the Company fully informed of the Consultant's activities under this Agreement and, at the request of the Company, shall discuss all matters relating to the conduct of Consultant's activities hereunder with personnel designated by the Company. If requested by the Company, the Consultant shall provide the Company with written reports describing the Consultant's activities under this Agreement.

     14. SUPPLIES. The Company shall provide the Consultant with premises, supplies and equipment as mutually agreed from time to time, at which location and with such equipment and supplies the Consultant shall perform the Consulting Activities.

     15. PROPERTY RIGHTS. The Consultant represents and warrants that, except for the inventions covered by the Patent, the Consultant has not made patentable inventions within the Field of Activity prior to the date of this Agreement.
The Consultant agrees to assign to the Company any and all right, title and interest in or to any and all inventions, developments, designs, improvements, trade secrets, formulae, processes, devices, instruments, techniques, know-how and data (the "Inventions," or, individually, "Invention") whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the term of this Agreement and which result from Consulting Activities. In the event the Consultant makes an Invention that is within the Field of Activity and is within the scope of the Company's business plans while the Consultant is performing work unrelated to the Consulting Activities, if the Company so requests, the Consultant shall use reasonable best efforts to cause the Invention to be assigned to the Company (subject to limitations on Consultant's efforts under applicable Rutgers policy), and if the Company so requests, the Consultant agrees to assign to the Company any income due to the Consultant from such Invention.

     16. CONTINUED COOPERATION. The Consultant agrees to assist the Company in every proper way in obtaining and from time to time in enforcing United States and foreign patents, copyrights, and other rights and protections relating to the Company Inventions in any and all countries. To that end, the Consultant agrees to execute, verify and deliver such documents and to perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, sustaining and enforcing such patents, copyrights and other rights and protections on the Company's Inventions. In addition, the Consultant agrees to execute, verify and deliver assignments of such patents, copyrights, and other rights and protections on the Company Inventions to the Company or its designee. The Consultant's obligations under this Section 16 shall continue after expiration or termination of this Agreement, and the Company shall compensate the Consultant at a reasonable rate after such expiration or termination for Consultant's time and expenses related to such requests for assistance by the Company. In the event the Company is unable, after reasonable effort, to secure the Consultant's signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to any Invention of the Company, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized agents as agent and attorney in fact, to act for and in the Consultant's behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protections thereon with the same legal force and effect as if executed by the Consultant.

     17. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information the Company desires, for business reasons, to hold in confidence. By way of illustration but not limitation, Confidential Information includes (a) Inventions, as defined in Section 15 above and (b) plans for research, development, new products, marketing and selling; information regarding business plans, budgets and unpublished financial statements; licenses; prices and costs; information concerning suppliers and customers; and information regarding the skills and compensation of employees of or other consultants to the Company. The Consultant agrees to hold all such Confidential Information in strictest confidence and not to disclose or use any of the Company's Confidential Information except as such use or disclosure may be required in connection with work for the Company, unless an officer of the Company expressly authorizes such disclosure or use. The Consultant further agrees to assign to the Company any rights the Consultant has or may acquire in such Confidential Information to the Company and agrees that all Confidential Information shall be the sole property of the Company and its assigns.

     18. PUBLICATION. The Company agrees not to interfere with, and in principle supports, the Consultant's academic research and publication of scientific findings. The Consultant agrees to submit any material related to the Field of Activity to the Company for its review before publication and the Consultant agrees not to make public disclosures relating to the Field of Activity which the Company believes will have an adverse effect on the business of the Company without the Company's prior consent.

     19. DEFAULT. In the event of a material default or material breach of any provision of this Agreement by either party, the non-defaulting party shall give written notice of such default to the defaulting party pursuant to Section 21, below. If the default or breach is not capable of a cure, or if capable of a cure, is not cured within 60 days of the date of said notice, the non-defaulting party shall have the right to terminate this Agreement, which right shall not be such party's exclusive remedy.

     20. MATERIALS. The Consultant agrees to maintain, in sufficient detail to reflect properly all work done and results achieved in the performance of this Agreement, such books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, and other graphic, written or electronically stored data generated in connection with the Consulting Activities to be performed hereunder. All such material shall become the property of the Company when produced, whether or not delivered to the Company, shall be subject to inspection by personnel designated by the Company at reasonable times, and shall, together with any materials, equipment, supplies or rights to the use and occupation of any premises furnished by the Company to the Consultant under this Agreement, be delivered to the Company (together with any reproductions thereof) upon expiration or termination of this Agreement. Upon such expiration or termination, the Consultant shall not retain or dispose of any of the materials (or reproductions thereof) covered hereunder, except by delivery to the Company.

     21. NOTICE. All notices hereunder shall be in writing and shall be delivered personally, by overnight delivery service, by fax or by first class mail sent postage prepaid to the parties hereto at their respective addresses as set forth on the signature page hereof. Either party may change its address by written notice. Any notice hereunder shall be deemed delivered upon receipt, which in the case of notice sent by overnight courier or by fax shall be deemed to be the earlier of receipt or the next business day and which in the case of the mail shall be deemed to be the earlier of receipt or five business days after deposit in the US mail, postage prepaid. A business day is deemed to be any day other than a Saturday, Sunday or federal holiday.

     22. WAIVER. Failure on any occasion by either party to enforce any provision of this Agreement shall not prevent its enforcement by such party on any other occasion.

     23. ENTIRE AGREEMENT. This Agreement constitutes the sole agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof. This Agreement shall not be amended, altered or modified other than by written agreement between the parties hereto.

     24. PREVIOUS INVENTIONS. The parties hereto acknowledge that the Company will separately negotiate with the Regents of the University of California and Rutgers to receive an exclusive license under all foreign and domestic rights stemming from the Patent. The Company acknowledges that the Consultant shall receive a portion of whatever sums are paid to the Rutgers in respect of those patent rights.

     25. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws thereof.


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

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above set forth.

                                   SCIENTIFIC LEARNING PRINCIPLES CORPORATION



                                   By:  /s/ Carleton A. Holstrom
                                      ------------------------------------------
                                            Carleton A. Holstrom
                                            Chief Financial Officer

                                   Address:   One Kearny Street
                                              Suite 501
                                              San Francisco, CA  94108
                                              Facsimile:    (415) 296-1481
                                              Telephone:    (415) 296-1470

                                   CONSULTANT


                                   /s/ Paula A. Tallal
                                   ---------------------------------------------
                                       Paula A. Tallal, Ph.D

                                   Address:   3703 River Road
                                              Lumberville, PA  18933
                                              Facsimile:  (201) 648-1272
                                              Telephone:  (201) 648-1080  x3200

                                      APPENDIX I

Pre-existing consulting commitments are as follows:


A.   Grant and Public Policy Reviews
     1.    NIH
     2.    NSF
     3.    March of Dimes
     4.    Grant Foundation
     5.    Human Frontiers in Science Program
     6.    Rudel Foundation

B.   Scientific Advisory Boards
     1.    Rodin Remediations Academy
     2.    March of Dimes
     3.    National Dyslexia Research Foundation
     4.    Santa Fe Institute
     5.    Rita Rudel Foundation

C.   Consultant on Research Grant
     1.    Mt. Sinai School of Medicine
     2.    UCLA
     3.    NYU
     4.    Columbia University School of Medicine
     5.    Cambridge University School of Medicine
     6.    Children's Hospital, London

                        MODIFICATION TO CONSULTING AGREEMENT

This Agreement ("Modification") modifies the Consulting Agreement ("Original Agreement") dated September 19, 1996, between Scientific Learning Corporation ("Company") of Berkeley, California and Paula A. Tallal, Ph.D. ("Consultant"). To the extent that there are any differences between the Modification and the Original Agreement, the term(s) of the Modification supercedes the corresponding term(s) of the Original Agreement. Accordingly, Company and Consultant agree that:

1) As of January 1, 1998, Consultant has returned officially to Rutgers University as a full-time resident faculty member.

2) Between January 1, 1998 and December 31, 1998, Consultant shall devote an average of one day per week on consulting activities for the Company.

3) In consideration of the consulting activities provided by Consultant, Company shall pay Consultant consulting fees of $2,167 per month for the twelve months beginning January 1998 and ending December 1998.

4) Company shall reimburse Consultant for reasonable and customary expenses that Consultant incurs in connection with Company's business. Such expenses are subject to the Company's current expense/purchase approval policies. For example, all business travel must be approved in advanced by either the Chief Executive Officer or the Chief Financial Officer or their designees.

5) Consultant is responsible for ensuring that consulting for Company under both the Original Agreement and this Modification is consistent with the current policies of Rutgers University such as Rutgers University's conflict of interest policy.

Accepted and agreed by:



SCIENTIFIC LEARNING CORPORATION         CONSULTANT

/s/ Frank Mattson                       /s/ Paula A. Tallal
-----------------------------------     -----------------------------------
    Authorized Signature                    Paula A. Tallal, Ph. D.


Frank Mattson                           January 22, 1998
-----------------------------------     -----------------------------------
Printed Name                            Date


Chief Financial Officer
-----------------------------------
Title


January 15, 1998
-----------------------------------
Date